                                   December 5, 1997



Vysis, Inc.
3100 Woodcreek Drive
Downers Grove, Illinois 60515

         Re:  Vysis, Inc.
              Registration Statement on Form S-1
              ----------------------------------

Dear Sirs:

    We have represented Vysis, Inc., a Delaware corporation (the "Company"), in connection with the registration of 4,025,000 shares of common stock, $0.001 par value per share, of the Company (the "Shares").

    In connection with our representation, we have examined the corporate records of the Company, including its Certificate of Incorporation and all amendments thereto, its ByLaws, and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion. Based upon the foregoing, it is our opinion that:

    1. the Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware; and

    2. the Shares are legally authorized and, upon receipt by the Company of the purchase price therefor, will be legally issued and outstanding, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the registration statement referred to above and to all references to this firm in such registration statement.


                                       Very truly yours,

                                       /s/ Mayer, Brown & Platt
                                       ------------------------
                                       Mayer, Brown & Platt